                                  Exhibit 3.1a

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              ERA OIL COMPANY, INC.

ERA OIL COMPANY, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the shareholders of Era Oil Company, Inc. voted on and approved unanimous and adopted a Resolution proposing and declaring the following amendment to the Certificate of Incorporation of said Corporation:

That article "1" the name of the Corporation to be change and now read Forum International Center, Inc.

SECOND: That Article "4" of the Corporation, the authorized capital be change to now read: Thirty Million Shares of Common Stock (30,000,000) at a Par Value of One Cent Per Share ($0.01).

THIRD: That both of the aforesaid amendments were duly adopted by a majority of the outstanding stock entitled to vote thereon in accordance with the applicable provisions of Section 242 of the General Corporation Law of State of Delaware.

FOURTH: Vote of Shareholders on May 2, 1985.

Number of Shares                Vote required for               Vote favoring
entitled to vote                adoption                        adoption

1,000                           501                             1,000

FIFTH: The corporation has authorized the changes hereinbefore set forth by resolution of its directors and shareholders, on May 2, 1985.

         /s/ Claude Smith
-----------------------------------
President

Attest:      /s/ Claude Smith
       ----------------------------
Secretary